Exhibit 23

REPORT AND CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Ibis Technology Corporation:

The audits referred to in our report dated February 17, 2006, except as to note 3 which is as of March 14, 2006, included the related financial statement schedule for each of the years in the three-year period ended December 31, 2005, included in the annual report on Form 10-K.  The financial statement schedule is the responsibility of the Company’s management.  Our responsibility is to express an opinion on the financial statement schedule based on our audits.  In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (No. 333-108438) on Form S-3, (No. 333-09237) on Form S-3, (No. 333-82497) on Form S-3, (No. 333-09239) on Form S-8, (No. 333-45247) on Form S-8, (No. 333-36706) on Form S-8, (No. 333-61184) on Form S-8, and (No. 333-116568) on Form S-8 of Ibis Technology Corporation of our report dated February 17, 2006, except as to note 3 which is as of March 14, 2006, with respect to the balance sheets of Ibis Technology Corporation as of December 31, 2004 and 2005, and the related statements of operations, stockholders’ equity, and cash flows, and the related financial statement schedule, for each of the years in the three-year period ended December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Ibis Technology Corporation.

/s/ KPMG LLP

Boston, Massachusetts
March 29, 2006